Exhibit 99.1
Expedia, Inc. Reports First Quarter 2009 Results
Hotel Room Night Growth Accelerates Despite Difficult Global Economy
BELLEVUE, Wash.— April 30, 2009—Expedia, Inc. (NASDAQ: EXPE) today announced financial results for its first quarter ended March 31, 2009.
“Despite the economic environment we all must cope with these days, Expedia is engaged in more forward looking initiatives than ever,” said Barry Diller, Expedia, Inc.’s Chairman and Senior Executive. “The test for us will be not in maximizing profitability at the cost of improving our services, but instead in the ground we gain competitively over the next years, both in extending our leadership and making true gains in the customer experience. This will be what differentiates us from others and is the key mission of the company.”
“Our results for the first quarter, especially the improved momentum in transaction and hotel room night volumes, prove that Expedia can successfully drive unit growth despite an undeniably difficult environment,” said Dara Khosrowshahi, Expedia Inc.’s CEO and President. “We effectively managed our cost base, reducing marketing spend significantly even while taking unit share. Our global realignment of resources is well in motion, which we believe will only improve our operational effectiveness and efficiency over time.”
Financial Summary & Operating Metrics (figures in $MM’s, except per share amounts)

	3 Months	3 Months	Y / Y
Metric	Ended 3.31.09	Ended 3.31.08	Growth
Gross bookings	5,225.4	5,902.5	(11%)
Revenue	635.7	687.8	(8%)
Revenue margin	12.17%	11.65%	+51bps
Gross profit	492.2	535.6	(8%)
Operating income before amortization* (“OIBA”)	129.8	125.9	3%
Operating income	92.9	90.0	3%
Adjusted net income *	62.8	71.0	(11%)
Net income attributable to Expedia, Inc.	39.4	51.3	(23%)
Adjusted EPS *	$0.21	$0.24	(13%)
Diluted EPS	$0.14	$0.17	(18%)
Free cash flow *	478.6	530.6	(10%)

*	“Operating income before amortization,” “Adjusted net income,” “Adjusted EPS,” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 15-18 herein for an explanation of non-GAAP measures used throughout this release. The definitions for OIBA and Adjusted net income were revised in the first quarter of 2009.

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Discussion of Results
Gross Bookings & Revenue
Gross bookings decreased 11% (down 7% excluding the estimated impact from foreign exchange) for the first quarter of 2009 compared with the first quarter of 2008, driven by a decrease in the leisure segment. Domestic bookings decreased 11% and international bookings decreased 13% (down 1% excluding the estimated impact from foreign exchange).
Revenue decreased 8% (down 3% excluding the estimated impact from foreign exchange) for the first quarter, primarily driven by lower package, hotel and air revenues in our leisure segment, partially offset by increases in advertising and media and car revenues. Domestic revenue decreased 5% while international revenue decreased 14% (flat year over year excluding the estimated impact from foreign exchange).
Worldwide hotel revenue decreased 10% for the first quarter due to a 20% decrease in revenue per room night, partially offset by a 13% increase in room nights stayed, including rooms delivered as a component of packages and nights booked through VenereTM. Revenue per room night decreased primarily due to an 18% decrease in worldwide average daily rates (“ADRs”).
Worldwide air revenue decreased 17% for the first quarter, primarily due to a 14% decrease in revenue per ticket, driven by lower commissions and overrides (in part due to timing of receipts), a lower mix of merchant air tickets, the negative impact of foreign exchange and lower consumer booking fees. Ticket volumes declined 4% reflecting lower passenger volumes due to carrier capacity cuts and softening traveler demand, partially offset by ticket volume share gains driven in part by our booking fee promotion beginning in March.
Worldwide revenue from products and services other than hotel and air (primarily revenue from advertising and media, car rentals and destination services) increased 5% for the first quarter due primarily to increased advertising and media revenue and increased car revenue.
Advertising and media revenue, including revenue from our TripAdvisor segment, increased 15% for the first quarter, accounting for over 11% of worldwide revenue. Package revenue decreased 18% compared with the prior year period primarily due to lower ADRs.
Revenue as a percentage of gross bookings (“revenue margin”) was 12.17% for the first quarter, an increase of 51 basis points. Domestic revenue margin increased 81 basis points to 12.51% while international revenue margin decreased 13 basis points to 11.42%. The increase in worldwide and domestic revenue margins was primarily due to an increased mix of advertising and media revenues as compared to first quarter 2008. The decline in international revenue margin was primarily due to lower hotel margins, in part as a result of the negative impact of foreign exchange.
Profitability
Gross profit for the first quarter of 2009 was $492 million, a decrease of 8% compared with the first quarter of 2008 primarily due to decreased revenue. OIBA for the first quarter increased 3% to $130 million and increased 212 basis points as a percentage of revenue to 20.4%, driven primarily by a decrease in sales and marketing expenses at a faster rate than the decrease in revenue. Operating income increased 3% for the same reasons OIBA increased, in addition to lower amortization of intangible assets, partially offset by a $9 million restructuring charge taken in the first quarter of 2009.
Adjusted net income for the first quarter decreased $8 million compared to the prior year period primarily due to a decrease in interest income and an increase in interest expense partially offset by higher OIBA. Net income decreased primarily due to the same factors impacting adjusted net income as well as the restructuring charge taken in the first quarter of 2009 partially offset by lower amortization of intangible assets. First quarter adjusted EPS and diluted EPS were $0.21 and $0.14, respectively. Adjusted EPS decreased 13% and diluted EPS decreased 18%, primarily as a result of lower adjusted income and net income, partially offset by lower net share counts.
Cash Flows & Working Capital
For the three months ended March 31, 2009, net cash provided by operating activities was $502 million and free cash flow was $479 million. Both measures include $398 million from net changes in operating assets and liabilities, primarily driven by a working capital benefit from our merchant hotel business. Free cash flow for the first quarter decreased $52 million due primarily to a lower benefit from our merchant businesses and an increase in cash paid for income taxes and interest, partially offset by a decrease in cash used by other working capital accounts and lower capital expenditures.

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Recent Highlights
     Global Presence
•	Gross bookings from Expedia, Inc.’s international businesses were $1.66 billion in the first quarter, accounting for 32% of worldwide bookings, consistent with the prior year period. Revenue from international businesses was $190 million in the first quarter, or 30% of worldwide revenue, down from 32% in the prior year period.

•	hotels.com launched new localized sites in Thailand and Malaysia bringing the total number of hotels.com sites in the APAC region to thirteen.

•	Expedia Affiliate Network signed a number of private label distribution deals in Europe to power travel bookings for partners, including Pegasus Airlines, click4carbon and Tiscali.

•	TripAdvisor announced the official launch of its Chinese domain, www.daodao.com, providing localized travel research for Chinese travelers. In addition, TripAdvisor expanded its global footprint for travelers speaking Portuguese, Dutch and Swedish.
     Brand Portfolio
•	As a part of its “Free Nights and No-Fee Flights” promotion, Expedia.com® waived booking fees on all flights booked on or before May 31 and offered travelers their last night free on stays of three, four or five nights at more than 700 hotels worldwide.

•	Expedia.com was named “Best Website” by Zagat in their 2009 U.S. Hotels, Resorts and Spas Survey.

•	Egencia announced expansion of its open travel & entertainment management platform in North America, designed to help organizations better manage expenses and prevent fraud and supported by integrations with IBM’s Global Expense Reporting Solutions (GERS), Databasics, ExpenseWatch.com, ExpenseWire and SutiSoft.

•	Hotwire launched a new carbon offset program with TerraPass through which Hotwire pays for half the cost of carbon offsets purchased by its travelers.
     Content & Innovation
•	TripAdvisor launched its new flight meta-search service, which includes its proprietary Fees Estimator tool, the first product of its kind to help travelers better understand the true cost of a flight in a single display.

•	Expedia Media Solutions introduced PassportAdsTM, the first behavioral marketing product to connect advertisers with in-market travel consumers across the Internet and throughout the trip purchasing lifecycle.

•	hotels.com® reached the one million mark for qualified user reviews. A recent hotels.com survey showed that U.S. travelers are increasingly relying on online reviews prior to booking a hotel.

•	TripAdvisor announced its enhanced restaurant product featuring nearly 500,000 restaurants in 24,000 cities and more than 2 million ratings and reviews, allowing visitors to identify, locate and book eateries around the world.

•	SeatGuru® now includes over 590 seat maps from 84 airlines, and has been integrated on Expedia sites in the U.S., Canada and Australia, as well as on Egencia.

•	BookingBuddyTM introduced its new BookingBuddy Deals network, delivering targeted travel deal ads to more than 23 million travelers throughout the TripAdvisor network.

•	Expedia.com enhanced its hotel search results display, with additional geographic intelligence to deliver a larger selection of properties in an expanded geographic radius for searches in smaller cities and neighborhoods.

•	Egencia expanded its mobile “Egencia on the Go” platform to Europe, offering clients SMS travel alerts and flight information.
     Partner Services Group (“PSG”)
•	Hilton Hotels has signed a new long-term, strategic agreement under which Hilton properties will be available on all Expedia and hotels.com-branded sites worldwide, as well as through Expedia Affiliate Network.

•	PSG launched Expedia Partner Central, giving hotel partners a centralized online resource to access the revenue management, marketing, and operational tools Expedia offers.

•	Expedia partnered with Virgin Blue and its international carrier V-Australia in Expedia’s first global airline agreement in Australia and the first global distribution agreement for either airline with an OTA.

•	Expedia signed agreements with the Stella Hospitality Group and Mitchell Corp, adding 275 new properties to Expedia’s supply and expanding its presence in key secondary markets throughout Australia and New Zealand.

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EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended
	March 31,
	2009	2008
Revenue	$635,712	$687,817
Cost of revenue (1)	143,513	152,260

Gross profit	492,199	535,557

Operating expenses:
Selling and marketing (1)	235,884	287,995
Technology and content (1)	77,672	71,946
General and administrative (1)	67,909	67,567
Amortization of intangible assets	9,069	18,051
Restructuring charges	8,718	—

Operating income	92,947	89,998

Other income (expense):
Interest income	2,671	8,115
Interest expense	(21,645)	(15,700)
Other, net	(6,947)	(3,673)

Total other expense, net	(25,921)	(11,258)

Income before income taxes	67,026	78,740
Provision for income taxes	(27,272)	(28,972)

Net income	39,754	49,768
Net (income) loss attributable to noncontrolling interests	(370)	1,538

Net income attributable to Expedia, Inc.	$39,384	$51,306

Earnings per share attributable to Expedia, Inc. available to common stockholders:
Basic	$0.14	$0.18
Diluted	0.14	0.17

Shares used in computing earnings per share:
Basic	287,344	285,117
Diluted	287,875	294,031

(1) Includes stock-based compensation as follows:
Cost of revenue	$711	$580
Selling and marketing	3,991	3,752
Technology and content	5,176	4,822
General and administrative	8,694	8,652

Total stock-based compensation	$18,572	$17,806

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EXPEDIA, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	March 31,	December 31,
	2009	2008
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$475,234	$665,412
Restricted cash and cash equivalents	12,008	3,356
Short-term investments	89,974	92,762
Accounts receivable, net of allowance of $13,949 and $12,584	323,671	267,270
Prepaid merchant bookings	89,373	66,081
Prepaid expenses and other current assets	100,243	103,833

Total current assets	1,090,503	1,198,714
Property and equipment, net	240,152	247,954
Long-term investments and other assets	80,081	75,593
Intangible assets, net	818,210	833,419
Goodwill	3,519,825	3,538,569

TOTAL ASSETS	$5,748,771	$5,894,249

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable, merchant	$640,305	$625,059
Accounts payable, other	171,742	150,534
Deferred merchant bookings	1,009,551	523,563
Deferred revenue	17,530	15,774
Accrued expenses and other current liabilities	201,435	251,238

Total current liabilities	2,040,563	1,566,168
Long-term debt	894,678	894,548
Credit facility	—	650,000
Deferred income taxes, net	199,041	189,541
Other long-term liabilities	213,928	213,028

Commitments and contingencies

Stockholders’ equity:
Preferred stock $.001 par value	—	—
Authorized shares: 100,000
Series A shares issued and outstanding: 1 and 1
Common stock $.001 par value	341	340
Authorized shares: 1,600,000
Shares issued: 341,276 and 339,525
Shares outstanding: 262,548 and 261,374
Class B common stock $.001 par value	26	26
Authorized shares: 400,000
Shares issued and outstanding: 25,600 and 25,600
Additional paid-in capital	5,989,002	5,979,484
Treasury stock — Common stock, at cost	(1,735,400)	(1,731,235)
Shares: 78,729 and 78,151
Retained earnings (deficit)	(1,876,175)	(1,915,559)
Accumulated other comprehensive loss	(41,733)	(16,002)

Total Expedia, Inc. stockholders’ equity	2,336,061	2,317,054
Noncontrolling interest	64,500	63,910

Total stockholders’ equity	2,400,561	2,380,964

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,748,771	$5,894,249

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EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Three months ended March 31,
	2009	2008
Operating activities:
Net income	$39,754	$49,768
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	24,636	17,068
Amortization of intangible assets and stock-based compensation	27,641	35,857
Deferred income taxes	365	7,908
Gain on derivative instruments assumed at Spin-Off	—	(4,980)
Equity in loss of unconsolidated affiliates	328	823
Foreign exchange (gain) loss on cash and cash equivalents, net	4,620	(234)
Realized loss on foreign currency forwards	5,187	—
Other	1,227	615
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(60,198)	(93,285)
Prepaid merchant bookings and prepaid expenses	(29,963)	(66,372)
Accounts payable, merchant	16,425	88,014
Accounts payable, other, accrued expenses and other current liabilities	(15,788)	3,995
Deferred merchant bookings	486,014	518,219
Deferred revenue	1,756	6,383

Net cash provided by operating activities	502,004	563,779

Investing activities:
Capital expenditures, including internal-use software and website development	(23,386)	(33,188)
Acquisitions, net of cash acquired	(2,412)	(82,455)
Changes in long-term investments and deposits	3,175	(7,157)
Distribution from Reserve Primary Fund	5,418	—
Net settlement of foreign currency forwards	(5,187)	—
Maturities of short-term investments	2,903	—

Net cash used in investing activities	(19,489)	(122,800)

Financing activities:
Credit facility repayments	(650,000)	(345,000)
Changes in restricted cash and cash equivalents	(8,652)	(14,756)
Proceeds from exercise of equity awards	40	1,665
Excess tax benefit on equity awards	12	1,333
Treasury stock activity	(4,164)	(9,488)
Other, net	(5,714)	—

Net cash used in financing activities	(668,478)	(366,246)
Effect of exchange rate changes on cash and cash equivalents	(4,215)	5,749

Net increase (decrease) in cash and cash equivalents	(190,178)	80,482
Cash and cash equivalents at beginning of period	665,412	617,386

Cash and cash equivalents at end of period	$475,234	$697,868

Supplemental cash flow information
Cash paid for interest	$38,679	$25,511
Income tax payments, net	36,840	7,604

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Income Statement Notes
Gross Bookings / Revenue
•	Expedia, Inc. companies make travel products and services available on both a merchant and agency basis.

•	Merchant transactions, which primarily relate to hotel bookings, typically produce a higher level of net revenue per transaction and are generally recognized when the customer uses the travel product or service.

•	Agency bookings relate primarily to airline ticketing, with revenue generally recognized at the time the reservation is booked. Agency bookings also include hotel bookings from Venere, a European hotel provider we acquired in September 2008, and whose revenue is recognized at the time the hotel stay occurs.

•	Merchant bookings accounted for 43% of total gross bookings in the first quarter as compared to 44% in the prior year period. Our merchant mix declined primarily due to lower worldwide ADRs and the inclusion of agency hotel bookings from Venere.
Expense Reclassifications
•	We have reclassified certain expenses to better reflect the reorganization of our development and information technology teams. Technology and content expense now includes the majority of information technology costs, which were previously included in general and administrative expense. Technology costs to operate our websites and certain call center application costs remain in cost of revenue.

•	The following table summarizes expenses as previously reported and as reclassified, excluding stock-based compensation for all periods in 2008 (some numbers may not add due to rounding):

	Q108	Q208	Q308	Q408	FY08
As previously reported
Cost of revenue	$151.3	$168.3	$176.5	$136.4	$632.5
Selling and marketing	283.4	296.7	296.3	214.7	1,091.1
Technology and content	47.9	49.3	48.4	49.0	194.6
General and administrative	79.5	76.7	81.4	83.6	321.1

Reclassifications
Cost of revenue	$0.4	$1.1	$0.7	$1.8	$4.0
Selling and marketing	0.9	0.9	1.1	1.2	4.1
Technology and content	19.3	18.8	20.5	19.5	78.1
General and administrative	(20.5)	(20.8)	(22.4)	(22.4)	(86.1)

As reclassified
Cost of revenue	$151.7	$169.4	$177.2	$138.2	$636.5
Selling and marketing	284.2	297.6	297.4	215.8	1,095.1
Technology and content	67.1	68.1	68.9	68.5	272.7
General and administrative	58.9	55.8	59.0	61.2	235.0
Cost of Revenue
•	Cost of revenue primarily consists of: (1) costs of our call centers, including telesales expense; (2) credit card expenses including merchant fees, chargebacks and fraud; (3) fees paid to fulfillment vendors for processing airline tickets and related customer services; (4) data center and network costs to support our live sites and (5) costs paid to suppliers for certain destination inventory.

•	Excluding stock-based compensation, cost of revenue was 22.5% of revenue for the first quarter of 2009 compared to 22.1% in the prior year period, increasing 41 basis points as a percentage of revenue, primarily due to increases in certain cost categories such as datacenter costs and customer incentives, partially offset by efficiencies in call center costs and merchant credit card fees.

•	Given potentially lower volumes and anticipated efficiencies in customer service, telesales, merchant fees and fulfillment, we expect cost of revenue to decrease in absolute dollars in 2009.

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Operating Expenses (non-GAAP)
(Stock-based compensation expense has been excluded from all calculations and discussions below)
•	Operating expenses in millions and as a percentage of revenue for the first quarter of 2009 and 2008 were as follows (some numbers may not add due to rounding):

	Operating Expenses			As a % of Revenue
	Three months ended March 31,			Three months ended March 31,
	2009	2008	Growth	2009	2008	Δ in bps
Selling and marketing	$231.9	$284.2	-18%	36.5%	41.3%	(485)
Technology and content	72.5	67.1	8%	11.4%	9.8%	164
General and administrative	59.2	58.9	1%	9.3%	8.6%	75

Total operating expenses	$363.6	$410.3	-11%	57.2%	59.6%	(245)
Selling and Marketing (non-GAAP)
o	Selling and marketing expense primarily relates to direct advertising expense, including television, radio and print spending, as well as traffic generation costs from search engines, internet portals and our private label and affiliate programs.

o	Approximately 27% and 23% of selling and marketing expense in the first quarter of 2009 and 2008 relate to indirect costs including personnel in PSG, TripAdvisor, Egencia and Expedia Local Expert (“ELE”).

o	The 18% decrease in selling and marketing expense in the first quarter was primarily due to lower offline and online advertising and lower private label and affiliate expenses associated with the lower overall travel demand environment, and was driven by decreases in our leisure segment including Expedia branded points of sale in Europe and the U.S. as well as hotels.com in the U.S.
Technology and Content (non-GAAP)
o	Technology and content expense includes product development and content expense, as well as information technology costs to support our infrastructure, back-office applications and overall monitoring and security of our networks, principally related to payroll and related expenses, hardware and software expenditures, licensing and maintenance expenses and software development cost amortization.

o	The 8% increase in technology and content expense in the first quarter 2009 was due primarily to increased depreciation of technology assets.
General and Administrative (non-GAAP)
o	General and administrative expense consists primarily of personnel-related costs for support functions that include our executive leadership, finance, legal, tax and human resources functions, and fees for professional services that typically relate to legal, tax and accounting engagements.

o	General and administrative expenses were relatively flat in the first quarter of 2009 compared to the comparable period of the prior year.
Stock-Based Compensation Expense
•	Stock-based compensation expense relates primarily to expense for stock options and restricted stock units (“RSUs”). In the first quarter of 2009, we used stock options as our primary form of employee stock-based compensation.

•	Stock-based compensation expense was $19 million in the first quarter of 2009, consisting of $15 million in expense related to RSUs and $4 million in stock option expense, and increased less than $1 million compared to the prior year period.

•	Assuming, among other things, no meaningful modification of existing awards, incremental grants or adjustments to forfeiture estimates, we expect annual stock-based compensation expense will be less than $70 million in 2009.

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Restructuring Charges
•	During the first quarter of 2009, in conjunction with the reorganization of our business around our global brands, we recognized a $9 million restructuring charge primarily consisting of employee severance and benefits.
Interest Income and Interest Expense
•	Interest income decreased $5 million in the first quarter of 2009 compared to the prior year period, primarily due to lower average interest rates.

•	Interest expense increased $6 million in the first quarter of 2009 compared to the prior year period, primarily resulting from additional interest on the $400 million senior unsecured notes issued in June 2008 (see Borrowings below).
Other, Net
•	Other, net primarily relates to foreign exchange gains and losses, our portion of gains/losses in equity investments and, through the second quarter of 2008, gains and losses related to our Ask Notes (see below).

•	Other, net loss was $7 million in the first quarter of 2009 primarily comprised of foreign exchange losses. In the first quarter of 2008, other, net loss was $4 million primarily comprised of $8 million of foreign exchange losses, partially offset by a $5 million gain related to the Ask Notes.

•	Foreign exchange gains and losses include those related to eLong’s U.S. dollar cash and short term investment positions, and the related depreciation or appreciation in Chinese Renminbi (RMB). As there was minimal movement in the RMB there was a modest gain in the first quarter of 2009, compared to a loss of $5 million in the comparable period of the prior year. These gains and losses are excluded from calculations of adjusted net income and adjusted EPS.

•	During the third quarter of 2008 we began using foreign currency forward contracts for the purpose of economically hedging foreign-denominated liabilities. These contracts are typically short-term in duration and are recorded at fair value, with any changes in fair value recorded as gains or losses in ‘Other, net’ on the consolidated statements of income.

•	Total gains on these contracts during the first quarter of 2009 were $2 million, which were largely offset by corresponding losses on our foreign-denominated liabilities, resulting in a minimal net impact to ‘other, net.’

•	In the fourth quarter of 2008 we expanded our use of forwards to hedge a portion of our foreign-denominated revenues, which had a minimal net impact in the first quarter of 2009.

•	At March 31, 2009 we were party to forward contracts hedging liability and revenue exposures with a total notional value of $334 million and a mark-to-market gain of $5 million. The mark-to-market gain is recorded as an asset in ‘prepaid expenses and other current assets.’
Income Taxes
•	The effective tax rate on GAAP pre-tax income was 40.7% for the first quarter compared with 36.8% in the prior year period. The increase in effective rate was primarily due to a non-taxable gain on derivatives in the first quarter of 2008 that did not recur in 2009, and higher accruals related to uncertain tax positions.

•	The effective tax rate on pre-tax adjusted net income (“ANI”) was 39.0% for the first quarter compared with 38.0% in the prior year period. The effective ANI rate increased for the first quarter primarily due to higher accruals related to uncertain tax positions.

•	Effective GAAP and ANI rates were higher than the 35% federal tax rate primarily due to state taxes and accruals related to uncertain tax positions.

•	Cash paid for income taxes in the first quarter of 2009 was $37 million, an increase of $29 million from the prior year primarily due to the timing of estimated payments.
Foreign Exchange
•	As Expedia’s reporting currency is the U.S. Dollar (“USD”), reported financial results are affected by the strength or weakness of the USD in comparison to currencies of international markets in which we operate. Management believes investors may find it useful to assess growth rates with and without the impact of foreign exchange.

•	The estimated impact on growth rates from foreign exchange in the first quarter was as follows (some numbers may not add due to rounding):

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	Worldwide			International
		Y/Y growth	Impact on Y/Y		Y/Y growth	Impact on Y/Y
		rates excluding	growth rates		rates excluding	growth rates
		foreign	from foreign		foreign	from foreign
	Y/Y growth	exchange	exchange	Y/Y growth	exchange	exchange
	rates	movements	movements	rates	movements	movements
Three months ended March 31, 2009
Gross Bookings	-11.5%	-7.1%	-4.3%	-12.6%	-0.7%	-11.9%
Revenue	-7.6%	-2.7%	-4.9%	-13.5%	-0.3%	-13.2%
OIBA	3.1%	15.2%	-12.1%	NA	NA	NA
•	During the first quarter foreign currency exchange rate fluctuations negatively impacted our growth rates due to depreciation in the Pound, Euro and Canadian Dollar, the three currencies most impacting our financial results.

•	The net negative impact of foreign exchange on revenue was $33 million and was primarily due to $28 million from year-over-year changes in foreign exchange rates at the time of booking, and $6 million related to the changes in exchange rates between the time of hotel bookings and the associated stays. Our revenue hedging program, designed to hedge this book to stay impact, resulted in a realized gain of $0.5 million in the first quarter of 2009 and is included in our calculation of OIBA.

•	We expect that our second quarter 2009 growth rates will be negatively impacted by the significant year over year depreciation in the Pound, Euro and Canadian Dollar. Should these currencies remain at current levels we would also expect a negative impact on full-year 2009 growth rates.

•	The negative impact of foreign exchange on our cash balances was $4 million in the first quarter of 2009, and is included in ‘effect of exchange rate changes on cash and cash equivalents’ on our statements of cash flows. This amount decreased $10 million from the prior year gain of $6 million due to depreciating foreign currencies in the first quarter of 2009 compared with appreciating foreign currencies in the prior year period.
Acquisitions
•	The impact of acquisitions, primarily related to Venere, CarRentals.com and certain media content businesses, on the growth of gross bookings, revenue and OIBA in the first quarter of 2009 is as follows (some numbers may not add due to rounding):

	Three Months Ended March 31, 2009
			Impact on
		Y/Y growth	Y/Y growth
	Y/Y growth	rates excluding	rates from
	rates	acquisitions	acquisitions
Gross Bookings	-11.5%	-13.8%	2.4%
Revenue	-7.6%	-9.6%	2.1%
OIBA	3.1%	5.5%	-2.4%
Balance Sheet Notes
Cash, Cash Equivalents, Restricted Cash and Short-Term Investments
•	Cash, cash equivalents, restricted cash and short-term investments totaled $577 million at March 31, 2009. This amount includes $51 million of cash and $90 million of short-term investments at eLong, whose results are consolidated in our financial statements due to our controlling voting and economic ownership position.

•	The $184 million decrease in cash, cash equivalents, restricted cash and short-term investments for the first quarter of 2009, principally relates to net payments on the credit facility of $650 million, $39 million in interest payments, cash tax payments of $37 million, capital expenditures of $23 million and a current period foreign exchange impact on cash of $19 million, partially offset by OIBA excluding depreciation of $154 million and net changes in operating assets and liabilities (other than taxes, interest and restructuring charges) of $430 million.

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Accounts Receivable
•	Accounts receivable include receivables from credit card agencies, corporate clients and advertisers as well as receivables related to agency transactions including those due from airlines and global distribution systems.

•	Accounts receivable increased $56 million from December 31, 2008 primarily due to a seasonal increase in our merchant business operations as well as growth from the TripAdvisor Media Network.
Prepaid Merchant Booking, Prepaid Expenses and Other Current Assets
•	Prepaid merchant bookings primarily relate to our merchant air business and reflect prepayments to our airline partners for their portion of the gross booking, prior to the travelers’ dates of travel. Prepaid merchant bookings increased $23 million from December 31, 2008, due primarily to a seasonal increase in our merchant air business.

•	Prepaid expenses and other current assets are primarily composed of prepaid marketing, merchant fees, license and maintenance agreements and insurance. Prepaid expenses and other current assets decreased $4 million from December 31, 2008, primarily due to a $5 million cash distribution from the Reserve Primary Fund and the reclassification of the remaining $6 million in the Reserve Primary Fund to ‘Long-term investments and other assets’, partially offset by a $5 million asset related to unrealized gains on open forward contracts.
Property and Equipment, net
•	Property and equipment, net decreased $8 million due primarily to the impact of depreciation expense, partially offset by property and equipment additions during the quarter.
Long-Term Investments and Other Assets
•	Long-term investments and other assets primarily include transportation equipment, equity investments, capitalized debt issuance costs and balances due from the Reserve Primary Fund.

•	The increase of $4 million in long-term investments and other assets was due primarily to reclassification of $6 million of the Reserve Primary Fund from ‘prepaid expenses and other assets’ as the timing of distribution of those fund assets cannot be determined at this time.
Goodwill and Intangible Assets, Net
•	Goodwill and intangible assets, net primarily relates to the acquisitions of hotels.com, Expedia.com and Hotwire.

•	$688 million of intangible assets, net relates to intangible assets with indefinite lives, which are not amortized, principally related to acquired trade names and trademarks. This amount did not change meaningfully from December 31, 2008.

•	$130 million of intangible assets, net relates to intangible assets with definite lives, which are generally amortized over a period of two to twelve years. The majority of this amortization is not deductible for tax purposes.

•	Amortization expense for definite lived intangibles was $9 million for the first quarter of 2009 compared to $18 million for the prior year period. The decrease was primarily due to the completed amortization of earlier period technology and supplier intangible assets. Assuming no impairments or additional acquisitions, we expect amortization expense of $26 million for the remainder of 2009 and $28 million in 2010.
Deferred Merchant Bookings and Accounts Payable, Merchant
•	Deferred merchant bookings consist of amounts received from travelers who have not yet traveled and the balances generally mirror the seasonality pattern of our gross bookings. The payment to suppliers related to these bookings is generally made within two weeks after booking for air travel and, for all other merchant bookings, after the customer’s use of services and subsequent billing from the supplier, which billing is reflected as accounts payable, merchant on our balance sheet. Therefore, especially for merchant hotel, there is a significant period of time from the receipt of cash from our travelers to supplier payment.

•	The change in deferred merchant bookings and accounts payable, merchant was a net source of cash of $502 million compared with a net source of cash of $606 million in 2008 due primarily to a decrease in our merchant gross bookings in the first quarter of 2009 compared to the first quarter of the prior year.

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Accounts Payable, Other
•	Accounts payable, other primarily consists of payables related to the day-to-day operations of our business, and increased $21 million primarily due to a seasonal increase in marketing and professional fees payable.
Accrued Expenses and Other Current Liabilities
•	Accrued expenses principally relate to accruals for cost of service related to our call center and internet services, accruals for service, bonus, salary and wage liabilities, a reserve related to the potential settlement of occupancy tax issues, income taxes payable and accrued interest on our various debt instruments.

•	Accrued expenses and other current liabilities decreased $50 million primarily due to payment of annual incentive compensation for prior year performance, which is typically paid in the first quarter of each year, as well as payment of accrued interest and taxes.
Ask Derivative Liability
•	In connection with IAC’s acquisition of Ask, we issued 4.3 million shares of Expedia, Inc. common stock into an escrow account, which shares (or cash in equal value) were due to holders of Ask convertible notes upon conversion (“Ask Notes”). These shares were included in diluted shares from the date of our spin-off from IAC.

•	During the second quarter of 2008 the remaining Ask Notes were converted.

•	In the first quarter of 2008 we recorded a net gain of $5 million related to the Ask Notes which was included in ‘other, net’ and excluded from both OIBA and adjusted net income for the that period.
Borrowings
•	Expedia, Inc. maintains a $1 billion unsecured revolving credit facility, which expires in August 2010. During the first quarter of 2009 we paid off the outstanding balance and as of March 31, 2009 we had no borrowings outstanding under the facility.

•	Related to our goodwill and intangibles impairment in the fourth quarter of 2008, we amended our credit facility to replace our tangible net worth covenant with a minimum interest coverage covenant. As part of this amendment several financial covenant levels were tightened, and pricing on our borrowings increased by 200 basis points.

•	At our discretion we can choose a base rate on borrowings equal to (1) the greater of the Prime rate or the Federal Funds Rate plus 50 basis points or LIBOR plus 100 basis points or (2) various durations of LIBOR.

•	Borrowings under the facility would bear interest reflecting our financial leverage, which based on our March 31, 2009 financials would equate to the base rate chosen above plus 262.5 basis points.

•	Outstanding letters of credit under the facility as of March 31, 2009 were $51 million, which amount is applied against our $1 billion borrowing capacity under the facility.

•	Long-term debt relates to $500 million in registered 7.456% Senior Notes (the “7.456% Notes”) due 2018, and $400 million in 8.5% Notes due 2016 (the “8.5% Notes”). The 7.456% Notes are repayable in whole or in part on August 15, 2013 at the option of the note holders. The 8.5% Notes are non-callable until 2012. Both Note issues can be retired at any time at our option subject to make-whole premium of 37.5 basis points in the case of the 7.456% Notes and 50 basis points in the case of the 8.5% Notes.

•	As of March 31, 2009 we were in compliance with the financial covenants under our debt facilities.

•	Annual interest expense related to our 7.456% Notes is $37 million, paid semi-annually on February 15 and August 15 of each year. Annual interest expense related to our 8.5% Notes is $34 million, paid semi-annually on January 1 and July 1, beginning with January 1, 2009. Accrued interest related to these notes was $13 million at March 31, 2009 and is classified as ‘accrued expenses and other current liabilities’ on our balance sheet.
Other Long-Term Liabilities
•	Other long-term liabilities consist primarily of uncertain tax positions recorded under FIN 48, and did not change meaningfully from December 31, 2008.
Noncontrolling Interest
•	Noncontrolling interest relates to the minority ownership position in eLong, an entity in which we own a 61% interest (55% fully-diluted) and results for which are consolidated for all periods presented.

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Purchase Obligations and Contractual Commitments
•	At March 31, 2009 we have agreements with certain vendors under which we have future minimum obligations of $23 million in 2009, $11 million in 2010 and $1 million in 2011. These minimum obligations are primarily for software and telecom services. These obligations are less than our projected use for those periods, and we expect payment to be more than the minimum obligations based on our actual use.

•	In conjunction with our investment in a travel company, we have entered into a commitment to provide a $10 million revolving operating line of credit and a credit facility for up to $20 million. Approximately $3 million was drawn on the line of credit and no amounts were drawn on the credit facility as of March 31, 2009.

•	Our estimated future minimum rental payments under operating leases with non-cancelable lease terms that expire after March 31, 2009 are $30 million for the remainder of 2009, $38 million for 2010, $36 million for 2011, $34 million for 2012, $28 million for 2013 and $90 million for 2014 and thereafter.
Common Stock
•	In August 2006 our Board of Directors authorized the repurchase of up to 20 million common shares. There is no fixed termination date for the authorization, and as of the date of this release we have not repurchased any shares under this authorization.
Class B Common Stock
•	There are approximately 26 million shares of Expedia Class B common stock outstanding, owned by a subsidiary of Liberty Media Corporation (“Liberty”). Class B shares are entitled to ten votes per share when voting on matters with the holders of Expedia common and preferred stock.

•	Through the common stock our Chairman and Senior Executive, Barry Diller, owns directly, as well as the common stock and Class B stock for which he has been assigned an irrevocable proxy from Liberty, Mr. Diller had a controlling 60% voting interest in Expedia, Inc. as of April 16, 2009.
Warrants
•	As of March 31, 2009 there were 32.5 million privately held warrants outstanding, which, if exercised in full, would entitle holders to acquire 16.3 million common shares of Expedia, Inc. for an aggregate purchase price of approximately $414 million (representing an average of approximately $25 per Expedia, Inc. common share). 32.2 million of these warrants expire in May 2012.

•	During the first quarter of 2009 26.0 million publicly traded warrants expired unexercised.
Stock-Based Awards
•	At March 31, 2009 we had 27.2 million stock-based awards outstanding, consisting of stock options to purchase 19.6 million common shares with a $15.41 weighted average exercise price and weighted average remaining life of 5.8 years, and 7.6 million RSUs.

•	In the first quarter of 2009, we used stock options as our primary form of annual employee stock-based compensation, and granted 9.9 million option awards. In addition, we awarded 0.9 million RSUs in the first quarter.
Basic, Fully Diluted and Adjusted Diluted Shares
•	Weighted average basic, fully diluted and adjusted diluted share counts for the quarters ended March 31, 2009 and 2008 are as follows (in 000’s):

	Three Months Ended March 31,
	2009	2008
Basic shares	287,344	285,117
Options	112	1,471
Warrants	—	5,624
Derivative liabilities	—	463
RSUs	418	1,356

Fully diluted shares	287,875	294,031
Additional RSUs, Adjusted Income method	7,807	7,200

Adjusted diluted shares	295,682	301,231

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Expedia, Inc.
Trended Operational Metrics
(All figures in millions)
•	The following metrics are intended as a supplement to the financial statements found in this press release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on our filings with the SEC and financial statements in our most recent earnings release.

•	We intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, these metrics are subject to removal and/or change, and such changes could be material. For example, effective this quarter we have changed our segment reporting for Gross Bookings, Revenue and OIBA in conjunction with our global brand reorganization.

•	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments.

•	Some numbers may not add due to rounding.

	2007				2008				2009	Y/Y
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Growth
Number of Transactions	10.9	11.8	11.9	10.5	12.6	13.0	12.6	10.7	13.5	7%

Gross Bookings by Segment *
Leisure	$4,603	$4,788	$4,735	$4,198	$5,510	$5,503	$5,031	$3,705	$4,904	-11%
Egencia	321	339	323	324	393	431	382	315	321	-18%

Total	$4,924	$5,128	$5,058	$4,522	$5,902	$5,933	$5,413	$4,020	$5,225	-11%

Gross Bookings by Geography
Domestic	$3,534	$3,711	$3,473	$3,050	$4,000	$4,058	$3,497	$2,673	$3,562	-11%
International	1,390	1,417	1,585	1,472	1,903	1,875	1,916	1,347	1,663	-13%

Total	$4,924	$5,128	$5,058	$4,522	$5,902	$5,933	$5,413	$4,020	$5,225	-11%

Gross Bookings by Agency/Merchant
Agency	$2,850	$2,959	$2,808	$2,659	$3,301	$3,357	$3,058	$2,455	$2,963	-10%
Merchant	2,075	2,169	2,249	1,862	2,602	2,576	2,355	1,565	2,263	-13%

Total	$4,924	$5,128	$5,058	$4,522	$5,902	$5,933	$5,413	$4,020	$5,225	-11%

Revenue by Segment *
Leisure	$504	$636	$701	$608	$613	$712	$749	$554	$559	-9%
TripAdvisor **	43	51	58	50	72	79	85	62	86	19%
Egencia	21	23	22	25	28	30	27	25	25	-9%
Corporate	(18)	(20)	(22)	(17)	(25)	(26)	(27)	(20)	(34)	39%

Total	$551	$690	$760	$665	$688	$795	$833	$621	$636	-8%

Revenue by Geography
Domestic	$391	$486	$507	$427	$468	$527	$533	$408	$446	-5%
International	160	204	252	238	220	268	300	213	190	-14%

Total	$551	$690	$760	$665	$688	$795	$833	$621	$636	-8%

Packages Revenue	$111	$132	$140	$128	$125	$137	$133	$95	$103	-18%

Advertising and Media Revenue (Net)	$37	$44	$51	$51	$64	$74	$79	$65	$73	15%

OIBA by Segment *
Leisure	NA	NA	NA	NA	$164	$233	$261	$190	$152	-8%
TripAdvisor **	NA	NA	NA	NA	35	45	44	26	48	36%
Egencia	NA	NA	NA	NA	2	2	(0)	1	(1)	-158%
Corporate	NA	NA	NA	NA	(76)	(75)	(74)	(80)	(69)	-9%

Total	NA	NA	NA	NA	$126	$204	$231	$137	$130	3%

Worldwide Hotel (Merchant & Agency)
Room Nights	9.9	13.0	15.0	12.1	11.9	14.4	17.0	13.3	13.5	13%
Room Night Growth	0%	8%	14%	17%	21%	11%	14%	10%	13%	13%
ADR Growth	11%	6%	7%	7%	4%	2%	-2%	-10%	-18%	-18%
Revenue per Night Growth	16%	6%	6%	6%	1%	-1%	-5%	-19%	-20%	-20%
Revenue Growth	16%	14%	21%	23%	21%	10%	8%	-12%	-10%	-10%

Worldwide Air (Merchant & Agency)
Tickets Sold Growth	5%	14%	15%	15%	11%	4%	-5%	-12%	-4%	-4%
Airfare Growth	1%	-3%	2%	9%	8%	12%	11%	-2%	-13%	-13%
Revenue per Ticket Growth	-20%	-18%	-5%	-2%	6%	9%	-2%	-4%	-14%	-14%
Revenue Growth	-16%	-7%	9%	13%	18%	14%	-7%	-16%	-17%	-17%

*	Beginning in Q109 the Company began reporting new segments as a part of its global reorganization.

**	TripAdvisor Revenue and OIBA include intercompany amounts, which are eliminated in consolidation.

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Notes & Definitions:
Number of Transactions — Quantity of purchases reported as booked, net of cancellations. Packages purchased using our packages wizard, which by definition include a merchant hotel, are recorded as a single transaction.
Gross Bookings — Total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel, including taxes, fees and other charges, and are generally reduced for cancellations and refunds.
Leisure — Reflects results for travel products and services provided to customers of our leisure travel sites including Expedia branded sites, hotels.com branded sites, Hotwire, the Expedia Affiliate Network and other leisure brands.
TripAdvisor Media Network (“TripAdvisor”) — Reflects TripAdvisor worldwide sites.
Egencia — Reflects worldwide results for our managed travel business.
Corporate — Includes intercompany eliminations as well as unallocated corporate expenses.
Worldwide Hotel — Reported on a stayed basis, and includes both merchant and agency model hotel stays.
Definitions of Non-GAAP Measures
Expedia, Inc. reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS, Free Cash Flow and non-GAAP operating expense (non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business, on which internal budgets are based and by which management is compensated. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. The definitions of Operating Income Before Amortization and Adjusted Net Income were revised in the first quarter of 2009 to better reflect our current operations and take into consideration the impact of new accounting literature.
Operating Income Before Amortization (“OIBA”) is defined as operating income plus: (1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans; (2) acquisition-related impacts, including (i) amortization of intangible assets and goodwill and intangible asset impairment, (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements, and (iii) gains (losses) recognized on non-controlling investment basis adjustments when we acquire controlling interests; (3) certain infrequently occurring items, including restructuring; (4) charges incurred for monies that may be required to be paid in advance of litigation in certain occupancy tax proceedings; (5) gains (losses) realized on revenue hedging activities that are included in other, net. OIBA is the primary operating metric used by which management evaluates the performance of our business, on which internal budgets are based, and by which management is compensated. Management believes that investors should have access to the same set of tools that management uses to analyze our results. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP measures. We endeavor to compensate for the limitation of the non-GAAP measure presented by also providing the comparable GAAP measure, GAAP financial statements, and descriptions of the reconciling items and adjustments, to derive the non-GAAP measure. We present a reconciliation of this non-GAAP financial measure to GAAP below. OIBA represents the combined operating results of Expedia, Inc.’s businesses, taking into account depreciation of property and equipment (including internal-use software and website development), which we believe is an ongoing cost of doing business, but excluding the effects of non-cash or other expenses that may not be indicative of our core business operations. We believe this performance measure is useful to investors because it provides greater insight into management decision making at Expedia, as OIBA is our primary internal metric for evaluating the performance of our business, and it corresponds more closely to the cash operating income generated from our core operations by excluding significant non-cash operating expenses, such as stock-based compensation. OIBA has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations, including stock-based compensation, acquisition-related accounting and certain other expenses, if applicable. Due to the high variability and difficulty in predicting certain items that affect net income / (loss), such as tax rates, stock price and interest rates, Expedia, Inc. is unable to provide a reconciliation to net income / (loss) on a forward-looking basis without unreasonable efforts.
Adjusted Net Income generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income/(loss) attributable to Expedia, Inc. plus net of

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tax: (1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans; (2) acquisition-related impacts, including (i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment, (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements, and (iii) gains (losses) recognized on noncontrolling investment basis adjustments when we acquire controlling interests; (3) mark to market gains and losses on derivative instruments assumed at Spin-off; (4) currency gains or losses on U.S. dollar denominated cash or short-term investments held by eLong; (5) certain other infrequently occurring items, including restructuring (6) charges incurred for monies that may be required to be paid in advance of litigation in certain occupancy tax proceedings; (7) discontinued operations; and (8) the noncontrolling interest impact of the aforementioned adjustment items. We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of other non-cash expenses, infrequently occurring items and items not directly tied to the core operations of our businesses.
Adjusted EPS is defined as Adjusted Net Income divided by weighted fully diluted shares outstanding for Adjusted EPS purposes. We include dilution from options and warrants per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of non-cash expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have similar limitations as OIBA. In addition, Adjusted Net Income does not include all items that affect our net income / (loss) and net income / (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.
Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.
Non-GAAP cost of revenue, selling and marketing, technology and content and general and administrative expenses excluding stock-based compensation exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under FAS 123(R). Expedia, Inc. excludes stock-based compensation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. In addition, due to historical accounting charges and credits related to our spin-off from IAC, changes in forfeiture estimates and other events, stock-based compensation has been highly variable in some historical quarters, impairing year-on-year and quarter-to-quarter comparability. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting FAS 123(R), management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. There are certain limitations in using financial measures that do not take into account stock-based compensation, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Note to the Consolidated Statements of Operations for stock-based compensation by line item.

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Tabular Reconciliations for Non-GAAP Measures
Operating Income Before Amortization

	Three months ended
	March 31,
	2009	2008
	(in thousands)
OIBA	$129,787	$125,855
Amortization of intangible assets	(9,069)	(18,051)
Stock-based compensation	(18,572)	(17,806)
Restructuring charges	(8,718)	—
Realized gain on revenue hedges	(481)	—

Operating income	92,947	89,998

Interest expense, net	(18,974)	(7,585)
Other, net	(6,947)	(3,673)
Provision for income taxes	(27,272)	(28,972)
Net (income) loss attributable to noncontrolling interests	(370)	1,538

Net income attributable to Expedia, Inc.	$39,384	$51,306

Adjusted Net Income & Adjusted EPS

	Three months ended
	March 31,
	2009	2008
	(in thousands, except per share data)
Net income attributable to Expedia, Inc.	$39,384	$51,306
Amortization of intangible assets	9,069	18,051
Stock-based compensation	18,572	17,806
Restructuring charges	8,718	—
Foreign currency (gain) loss on U.S. dollar cash balances held by eLong	(6)	5,275
Gain on derivative instruments assumed at Spin-Off	—	(4,980)
Amortization of intangible assets as part of equity method investments	458	650
Noncontrolling interests	(171)	(2,201)
Provision for income taxes	(13,181)	(14,908)

Adjusted net income	$62,843	$70,999

GAAP diluted weighted average shares outstanding	287,875	294,031
Additional restricted stock units	7,807	7,200

Adjusted weighted average shares outstanding	295,682	301,231

Diluted earnings per share	$0.14	$0.17
Adjusted earnings per share	0.21	0.24
Free Cash Flow

	Three months ended
	March 31,
	2009	2008
	(in thousands)
Net cash provided by operating activities	$502,004	$563,779
Less: capital expenditures	(23,386)	(33,188)

Free cash flow	$478,618	$530,591

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Non-GAAP cost of revenue, selling and marketing, general and administrative and technology and content expenses excluding stock-based compensation

	Three months ended
	March 31,
	2009	2008
	(in thousands)
Cost of revenue	$143,513	$152,260
Less: stock-based compensation	(711)	(580)

Cost of revenue excluding stock-based compensation	$142,802	$151,680

Selling and marketing expense	$235,884	$287,995
Less: stock-based compensation	(3,991)	(3,752)

Selling and marketing expense excluding stock-based compensation	$231,893	$284,243

Technology and content expense	$77,672	$71,946
Less: stock-based compensation	(5,176)	(4,822)

Technology and content expense excluding stock-based compensation	$72,496	$67,124

General and administrative expense	$67,909	$67,567
Less: stock-based compensation	(8,694)	(8,652)

General and administrative expense excluding stock-based compensation	$59,215	$58,915
Conference Call
Expedia, Inc. will audiocast a conference call to discuss first quarter 2009 financial results and certain forward-looking information on Thursday, April 30, 2009 at 8:00 a.m. Pacific Time (PT). The audiocast will be open to the public and available via http://www.expediainc.com/ir. Expedia, Inc. expects to maintain access to the audiocast on the IR website for approximately three months subsequent to the initial broadcast.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of April 30, 2009 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “intends” and “expects” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income / (loss), earnings per share and other measures of results of operation and the prospects for future growth of Expedia, Inc.’s business.
Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others: continued or prolonged adverse economic conditions leading to decreased consumer and business spending; changes in Expedia, Inc.’s relationships and contractual agreements with travel suppliers or GDS partners; adverse changes in senior management; the rate of growth of online travel; our inability to recognize the benefits of our investment in technologies; changes in the competitive environment, the e-commerce industry and broadband access and our ability to respond to such changes; declines or disruptions in the travel industry (including those caused by increased adverse weather, bankruptcies, health risks, war and/or terrorism); the rate of online migration in the various geographies and markets in which Expedia, Inc. operates, including Eastern Europe and Asia; fluctuations in foreign exchange rates; risks related to our long term indebtedness, including the ability to access funds as and when needed; changing laws, rules and regulations and legal uncertainties relating to our business; changes in search engine algorithms and dynamics; risks relating to a failure to perform of third parties to our financial and/or service agreements; the use of fraudulent credit cards on Expedia, Inc.’s websites; Expedia, Inc.’s ability to expand successfully in international markets; possible charges resulting from, among other events, platform migration; failure to realize cost efficiencies, including from any restructuring activities; the successful completion of any future corporate transactions or acquisitions; and the integration of current and acquired businesses; and other risks detailed in Expedia, Inc.’s public filings with the SEC, including Expedia, Inc.’s annual report on Form 10-K for the year ended December 31, 2008, and subsequent Forms 10-Q.

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Except as required by law, Expedia, Inc. undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.
About Expedia, Inc.
Expedia, Inc. is the world’s leading online travel company. With more people booking travel online in Expedia’s global marketplace than anywhere else, the company delivers consumers value in leisure and business travel, drives demand for travel suppliers, and provides advertisers opportunities to reach in-market travel consumers. The Expedia, Inc. portfolio of brands includes: Expedia.com®, hotels.com®, Hotwire®, Egencia™ (formerly Expedia Corporate Travel), TripAdvisor®, Expedia Local Expert®, Classic Vacations® and eLong™. Expedia, Inc.’s companies operate more than 70 global points of sale in more than 40 countries. Expedia also powers travel bookings for some of the world’s leading airlines and hotels, top consumer brands, high traffic websites, and thousands of active affiliates. For more information, visit http://www.expediainc.com/.
Trademarks and logos are property of their respective owners. © 2009 Expedia, Inc. All rights reserved.
Contacts

Investor Relations	Communications
(425) 679-3555	(425) 679-4317
ir@expedia.com	press@expedia.com

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